Engineurix Corporation

Intellihat™ provides patented wearable technology for the aging brain. It is intended to reduce age-related cognitive decline.



Invest

$99 minimum investment

Deadline March 1, 2022
in 14 days

Share Price
$0.50

Total Raised
$799

Valuation
$5,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Intellihat® is a mass-market, consumer health device, in the form of a wearable hat, designed to slow the effects of cognitive decline due to natural aging. Intellihat aims to ride the new wave of "wearable technology".

Cognitive decline is the natural process where our mental abilities such as **memory, visual attention, and reasoning** – decline with age.

Intellihat was founded by two pioneers in the field of neuromodulation, Jeffrey E. Arle, MD, PhD and Jay L. Shils, PhD. They've authored over **150** research papers and are the editors of, as well as contributing authors to the leading texts, Essential Neuromodulation, Innovative Neuromodulation, and The Neuromodulation Casebook.

doctors



DEAL HIGHLIGHTS

- A patented (#8,909,344) headworn brain stimulation device and method
- Cross-functional team including 2 renowned doctors from **Harvard Medical School & Rush Medical Center**
- Product is in the advanced development phase
- The design is based on some of the best research collected over the last decade
- The Neuromodulation device market was valued at more than 8 Billion dollars in 2019, with continued growth potential for years to come. The market was able to sustain growth through the pandemic years of 2020 and 2021.

TEAM



Jeffrey E. Arle MD, PhD, FAANS

Chief Executive Officer

Dr. Arle is currently the Associate Chief of Neurosurgery at Beth Israel Deaconess Medical Center in Boston, the Chief of Neurosurgery at Mt. Auburn Hospital in Cambridge, and an Associate Professor of Neurosurgery at Harvard Medical School. He received his BA in Biopsychology from Columbia University in 1986 and his MD and PhD from the University of Connecticut in 1992. His dissertation work for his doctorate in Biomedical Sciences was in computational modeling in the Cochlear Nucleus. He then went on to do a residency in neurosurgery at the University of Pennsylvania, incorporating a double fellowship in movement disorder surgery and epilepsy surgery under Drs. Patrick Kelly, Ron Alterman, and Werner Doyle, finishing in 1999.

He edited the companion text **Essential Neuromodulation** with Dr. Shils, the first edition published by Elsevier in 2011 and the second edition in press now. He has now practiced in the field of functional neurosurgery for over **20 years** and is experienced in all areas of neuromodulation from deep brain stimulators to vagus nerve, spinal cord, peripheral nerve, and motor cortex stimulators, contributing frequent peer-reviewed publications and numerous chapters to the literature on many aspects of the neuromodulation field. He currently serves as an associate editor at the journals Neuromodulation and Neurosurgery, is the co-chair of the Research and Scientific Policy Committee for the International Neuromodulation Society, and is on the Board of Directors for the International Society for Intraoperative Neurophysiology. His long standing research interests are in the area of computational modeling in the understanding and improved design of devices used in neuromodulation treatments.



Jay L. Shils PhD

Chief Science Officer

Jay L. Shils, Ph.D., D.ABNM, FASNM, FACNS is currently the director of intraoperative neurophysiological monitoring at Rush University Medical School and a Professor in the Department of Anesthesiology at Rush Medical Center. He received his Bachelor of Science degree in electrical engineering from Syracuse University, and both his master's and Ph.D. in Bioengineering at The University of Pennsylvania using with his thesis dissertation subject – "The bispectrum of the human electroencephalogram" to investigate interactions in the visual system and study EEG in epilepsy.

Dr. Shils has been involved in intraoperative neuromonitoring since 1994 specializing in microelectrode neurophysiology for movement disorders. Dr. Shils is the co-editor of one book on intraoperative neuromonitoring and two neuromodulation-related books which are his primary interests.

Dr. Shils is a past president of the ASNM and the ISIN, the ASNM's present secretary, and is the founding secretary of the ISIN. Over the years Dr. Shils has presented at over 100 national and international journals on MER, DBS, neuromodulation, and intraoperative monitoring techniques.



Maurizio Patricelli MS

Chief Technology Officer

Maurizio Patricelli M.S. is an innovation engineer and product specialist. He received his Bachelors of Science in Pharmaceutical and Healthcare Business from MCPHS University. While minoring in Pre-Medical studies, Maurizio developed his first medical device and found his niche and passion for innovation. He has over ten years of experience in the medical field, specifically medical devices, and biomedical sciences. Maurizio received his Masters of Science with a focus in Innovation from Northeastern University and is currently a candidate for M.B.A. with anticipated graduation in 2022 from NEU.

Maurizio has been advancing his career within an industry-leading medical device company for the past five years. While assisting in the development of multiple neuromodulation programming techniques, his unique experiences have made him a perfect fit for Intellihat. In conjunction with his career and education, he is currently working on multiple medical device startup ventures including Intellihat.



Kris Carlson

Chief Operating Officer

At a young age, Carlson co-founded a suburban Boston radio station and ran sales and marketing. A decade later he returned to groom it for sale to private investors who had managed businesses for Ross Perot. Carlson was Director of Marketing at the satellite radio network, Superadio, and launched one of the fastest-growing satellite music networks in the country in partnership with WSIX, Nashville. After just 8 months, the network was sold to Superior Broadcasting Company. Carlson expanded his career into real estate development where he executed 42 projects involving apartment buildings, condominiums, and luxury private homes.

Kris then chaired the Seminar on Natural and Artificial Computation at the Rowland Institute for Science in Cambridge, MA. Attendees from Thinking Machines Corp., MIT, Harvard, Boston University, and Northeastern read over 1,000 papers and books in fields ranging from artificial intelligence, physics of computation, computer science, and evolutionary and cognitive psychology.

Since 2010 Carlson has run computer simulations of neurological disorders such as Parkinson's disease, epilepsy, and neuropathic back and leg pain, and how to treat them with electromagnetic fields at the Arle Lab, Harvard Medical School, pioneers in neuromodulation and electroceuticals. He consults for a half dozen companies applying electromagnetic fields to the body to alleviate disorders and disease.

PROBLEM

Watching those you care about develop health conditions that bring upon cognitive impairment/decline is devastating; especially since the pharmaceutical options and disease-modifying therapies developed to date have **limited efficacy**.

Cognitive decline can begin as early as age 30, with many people noticing significant symptoms once they turn 50 years old.

We believe the market for Intellihat is extraordinary - those aged 50 and over - and their loved ones and friends who want to give them a cool device to lessen cognitive decline.

In a 2015-2017 subjective cognitive decline (SCD) study conducted by the CDC on adults aged 45 and above in the U.S. [1] :

- 11.1%, roughly **28 million adults**
- 11.7% among adults aged 65 and older
- 10.8% among adults 45-64

Population-Based Information About Cognitive Aging



POPULATION-BASED INFORMATION ABOUT COGNITIVE AGING
Cognitive Tests (Z-scores)
0.6
0.4
0.2
0
-0.2
-0.4
-0.6
-0.8
-1
Backward Counting
Category Fluency
Word List Delayed
Word List Immediate
Attention Switch
Number Series
Digits Backward
30-39
40-49
50-59
60-69
70-79
80-89
Age (years)

Cognitive Aging



COGNITIVE AGING
Episodic Memory
Executive Functioning
Fitted Trendline Episodic Memory
Fitted Trendline Executive Functioning
Cognitive Function (Z-scores)
1.5
1
0.5
0
-0.5
-1
-1.5
30
35
40
45
50
55
60
65
70
75
80
85
Age (years)

(Source: The National Academies Press)

“I have been working on Intellihat for over ten years because cognitive decline is a major problem with aging. Intellihat combines some of the best technology uncovered over the last decade to lessen cognitive decline in a comfortable, discrete, and fashionable design.”

- Jeffrey E. Arle MD, PhD, Co-founder

–

SOLUTION

How does it work?

Our patented (#8,909,344) head worn brain stimulation device uses transcranial electrical stimulation (TES) to gently stimulate the dorsolateral prefrontal cortex (DLPFC), near the forehead.

The DLPFC is like a “telephone switchboard” that radiates signals to many parts of the brain and can have broad effects to mitigate cognitive decline. Studies have shown that 30 minutes of TES, 5 times per week, has a positive effect on many brain functions.

brain functions



prefrontal cortex
cingulate gyrus
amygdala
dopamine
nucleus accumbens
striatum
posterior cingulate gyrus
thalamus
medial prefrontal cortex
insula
hippocampus
ventral tegmental area
primary motor cortex
anterior cingulate gyrus
orbital gyri
reward
executive function
short term memory
memory
working memory

TES brain map



A
60
50
40
30
20
10
0

Intellihat uses stimulation levels below 1.5 mA (milliamp) which the FDA regulations **do not classify as a medical device**. There are over 4500 peer-reviewed articles showing that TES is safe and effective.

Intellihat electrical components



Electrodes gently stimulate targeted areas of the brain with low-level electric fields. The electrodes deliver a pulse with the intent to slow down the process by which the brain loses memory and "plasticity"-- the ability to:

› Learn

› Adapt

› Grow

› Remember

› Decide

What is unique about Intellihat

Transcranial electrical stimulation (TES) gives our brain circuitry a gentle boost that restores activity toward its level when we were younger. The strength of TES is so low it doesn't cause brain activity itself.

› Automatically times-off after 30 minutes of gentle stimulation

› Use 5 days per week, 30 minutes per session, during normal daily activities

› Offers a choice of 8 waveforms for enhanced effectiveness

› Maintains a feedback-driven, constant amplitude to provide safe electric field delivery

› Discreet electrodes hidden in a high-quality, fashionable baseball cap

› Available with or without Intellihat logo

stimulation brain map


A
60
50
40
30
20
10
0
B
120
100
80
60
40
20
0
C
2.5
2.0
1.5
1.0
0.5
0.0

High End Functions That Make Your Life Easy!

Stimulation Contacts
Specially designed electrodes to gently deliver stimulation to the brain

High Performance Microchip
Safe, sophisticated and reliable waveform automation

Li-Polymer Battery
Efficient and long-lasting rechargeable battery discreetly placed in the brim of a hat

Magnetic Charger
Easy, fast and convenient charging, simply snaps and starts charging

High Quality Material
Cotton and polyester material that is comfortable, lightweight and superior quality

Who Is It For?

middle aged people



Middle Aged People

Cognitive decline can start as early as age 30 but people can decrease the effects by a large margin if treated early

people with cognitive decline



People with Cognitive Decline

People experiencing symptoms and losses of normal brain functions

elderly people



Elderly People

The older you or your loved ones are, the more Intellihat may be able to help you or them

BUSINESS MODEL

Intellihat is a consumer therapy device. We plan for Intellihat to be sold on numerous platforms including

- Amazon and eBay
- Shopify storefronts
- Bonanza
- Intellihat website

Intellihat uses stimulation levels below 1.5 mA (milliamp), not requiring FDA regulation. Unlike other expensive options for TES, Intellihat does not need a physician's prescription, a visit to a clinic, or insurance approval.

We believe Intellihat can be sold like many online products such as, Therabody™ and transcutaneous electrical nerve stimulation (TENS) devices, and mass-market home remedy products. The projected retail price is $190 - $295, please note these may be subject to change.

MARKET

Intellihat Market Size


Market Size
Neuromodulation
tDCS
8.8 Billion
1 Billion
50 Million
Serviceable Obtainable Market (SOM)
AT 5% Obtainment
Total Available Market (TAM)
Serviceable Available Market (SAM)

*tDCS, transcranial direct current stimulation, an early, simple type of transcranial electrical stimulation

Neuromodulation is a large, rapidly evolving market. According to Global Market Insights, the neurostimulation device market was valued at over $8 billion in 2019 which includes:

- Spinal cord stimulation
- Deep brain stimulation
- Transcranial Magnetic Stimulator

The market is still growing and projected to grow more rapidly as more treatments such as Intellihat are developed and the global populations age, with increasing numbers suffering from cognitive decline.

Intellihat is a subset market of **Transcranial Magnetic Stimulation (TMS)** and **Transcranial Electrical Stimulation (TES)**, which are relatively new to the overall Neuromodulation community. For years TES was primarily developed in the laboratory. Intellihat aims to make this technology available to consumers.

This market has grown significantly over the last few years. According to Grand View Research, in 2018 the tDCS market was valued at $883.38 million and anticipated to grow at a CAGR of 8.8%. We believe this growth rate is under-stated - limited by the paucity of affordable, available treatments.

PRESS

- **Machine Medicine Technologies** — Computational Modeling of Neural Stimulation and Circuitry-Machine Medicine Interview Series

FOOTNOTES

[1] CDC: Subjective Cognitive Decline - A Public Health Issue

USE OF PROCEEDS

If the offering's maximum amount of $2,000,000 is raised:

Use	Value	% of Proceeds
Research and Development	$275,300	13.8%
Operational Expenses	$46,700	2.3%
Human Resources	$60,000	3.0%
Sales Force	$300,000	15.0%
Social Media	$10,000	0.5%
Marketing and Advertisement	$30,000	1.5%
Manufacturing	$300,000	15.0%
Engineering	$250,000	12.5%
Design	$180,000	9.0%
Materials	$200,000	10.0%
C-Suite	$250,000	12.5%
Intermediary fees	$98,000	4.9%

TERMS

This is an offering of NetCapital Common Stock, under registration exemption 4(a)(6), in Engineurix Corporation. This offering must raise at least $10,000 by March 1, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Engineurix Corporation may issue additional securities to raise up to $2,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,000,000 shares
× $0.50 per share

$7,000,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 15, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Twitter

UPDATES

Dec 15, 2021 • Primary offering of 4,000,000 shares at $0.50

Dec 15, 2021 • Filed Form C

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